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                                                                    EXHIBIT 16.1

August 16, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

Re: Daw Technologies, Inc.
    File No. 0-21818

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Daw Technologies, Inc. dated August 15, 2001 and agree with the statements concerning our Firm contained therein, except we are not in a position to agree or disagree with the Company's statements that the change was recommended by management and approved by the board of directors and audit committee or its statements regarding its past and current relationship with Arthur Andersen LLP.


Very truly yours,

/s/Grant Thornton LLP